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                                                                   EXHIBIT 10.38


                         CHALLENGER INTERNATIONAL, LTD.

                           EMPLOYEE STOCK OPTION PLAN


1.       Purposes

         There are two primary purposes of the Challenger International, Ltd. Employee Stock Option Plan (the "Plan"). The first is to offer to those employees who contribute materially to the successful operation of CHALLENGER INTERNATIONAL, LTD. (the "Corporation") additional incentive and encouragement to remain in the employ of the Corporation by increasing their personal participation in the corporation through stock ownership. The second purpose is to provide an alternative means of compensating key employees whose performances contribute significantly to the success of the Corporation. The Plan provides a means whereby such employees may purchase shares of the $.01 par value Common Stock of the Corporation if the employee is either a U.S. citizen or resident, or Class A Common Stock of the Corporation if the employee is other than a U.S. citizen or resident (the Common Stock and Class A Common Stock are sometimes referred to herein individually or collectively, as the context requires, as the "Stock") pursuant to options or to surrender such options and exercise certain stock appreciation rights specified in Section 7 and to receive Stock, cash or a combination of the two. The options may be either one of two types, (1) "incentive stock options" which will qualify as such under Section 422A of the United States Internal Revenue Code of 1954, as amended (the "Code"), or (2) "nonqualified stock options," that is, options





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which are not intended to qualify as incentive stock options under Section 422A of the Code.

2.       Administration

         The Plan shall be implemented and administered by the Board of Directors (the "Board").

         The Board may appoint a Stock Option Committee (the "Committee") of two or more directors of the Corporation which may act on behalf of the Board in administering the Plan. The Committee may be delegated the authority and discretion to adopt and revise such rules and regulations as it shall deem necessary for the administration of the Plan and to determine, consistent with the provisions of the Plan, the employees to be granted options, whether such options shall be nonqualified stock options or incentive stock options, the times at which options shall be granted, the option price of the shares subject to each option (subject to paragraph C of Section 6), the number of shares subject to each option, and the form of consideration which will be paid by the Corporation to an employee who exercises a stock appreciation right. Acts of a majority of the members of the committee at a meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The Committee's actions, including any interpretation or construction of any provisions of the Plan or any option granted hereunder, shall be





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final, conclusive and binding unless otherwise determined by the Board at its next regularly scheduled meeting. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

3.       Eligibility; Participation; Special Limitations

         All key full-time employees (including officers) of the Corporation, or any corporation designated by the Board in which the Corporation owns stock possessing more than 50 percent of the voting power (a "Subsidiary"), who meet minimum salary and other requirements established by the Board, shall be eligible to receive options and stock appreciation rights under the Plan. An employee who has been granted an option and stock appreciation right may be granted an additional option or options and stock appreciation right or rights under the Plan if the Committee or the Board shall so determine. The granting of an option and stock appreciation right under the Plan shall not affect any outstanding stock option and stock appreciation right previously granted to an employee under the Plan or any other plan of the Corporation. Persons may be granted nonqualified and incentive stock options, as well as stock appreciation rights.

         Nothing contained in the Plan, or in any option and stock appreciation right granted pursuant to the Plan, shall confer upon any employee the right to continued employment, or shall





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interfere in any way with the right of the Corporation or a Subsidiary to terminate the employment of such employee at any time.

         In no event, however, shall an incentive stock option be granted to
(i) any person who then owns (as that term is defined in Section 425 of the Code) Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Corporation or of any of its Subsidiaries, unless the exercise price as determined under paragraph C of Section 6 hereof is equal to 110% of the fair market value of the Stock subject to the incentive stock option as of the date of grant and unless the term during which such incentive stock option may be exercised does not exceed five years from the date of the grant thereof; or (ii) any person, during any year, if the fair market value of the Stock with respect to which such incentive stock option may be exercised, when considered together with the fair market value of the Stock subject to all other incentive stock options which have been granted to such person during the year under all incentive stock option plans of the Corporation or its Subsidiaries (said value to be determined in each case as of the date any such incentive stock option is granted), would exceed the sum of (A) $100,000, and
(B) the "unused limit carryover" applicable to such year. For purposes of this
Section 3, the "unused limit carryover" shall be an amount equal to the sum of one-half of the amount, if any, for each of the three preceding calendar years by which $100,000 exceeds the aggregate fair market value





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(determined as of the time an incentive stock option is granted) of the Stock for which an employee was granted incentive stock options in each such calendar year (under all incentive stock option plans of the corporation or any of its Subsidiaries), reduced as provided in the following sentence. The amount of incentive stock options granted during any calendar year shall be treated as first using up the $100,000 limitation for that year and as thereafter using up any available unused limit carryover from a prior year, in the order of the calendar years to which such carryovers are attributable.

4.       Basis of Grant

         Options and stock appreciation rights shall be granted as the Board of Directors or the Committee may determine from time to time.

5.       Number of Shares and Options

         A. Shares of Stock Subject to the Plan. The number of shares which may be issued pursuant to all options granted under the Plan shall not exceed 400,000 shares of Stock, subject to adjustment in accordance with the provisions of paragraph F of Section 6 hereof. Such shares may be authorized and unissued shares or shares previously acquired or to be acquired by the Corporation and forming part of its authorized share capital but unissued (i.e., held in treasury). Any shares subject to an





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option which expires for any reason or is terminated unexercised as to such shares may again be subject to an option under the Plan. Shares of Stock covered by options granted under the Plan which have been surrendered in connection with the exercise of a stock appreciation right pursuant to Section 7 hereof may not again be subject to options granted under the Plan.

         B. Maximum Number of Options. The number of shares of Stock which may be subject to options granted under the Plan to each employee shall not exceed 50,000 shares of Stock, subject to adjustment in accordance with paragraph F of Section 6 hereof.

6.       Terms and Conditions of Options

         A. Option Agreement. Each option and stock appreciation right granted pursuant to the Plan shall be evidenced by an agreement ("Option Agreement") between the Corporation and the employee receiving the option and stock appreciation right. Options for the Corporation's Stock may also be granted by any subsidiary of the Corporation or by those persons (currently Peter G. Leighton and Anton D. Liechtenstein) appointed by the Corporation to act as trustees for the benefit of those employees entitled to the benefits of the Plan, who from time to time purchase shares of Class A Common Stock on the open market for the granting of options and stock appreciation rights to employees upon the request of the Committee.





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        Option Agreements (which need not be identical) shall state whether the option is an incentive stock option or a nonqualified stock option and shall designate the number of shares and the exercise price of the options to which they pertain. The Option Agreements shall be in writing, dated as of the date the option and stock appreciation right is granted, and shall be executed on behalf of the Corporation (if the Corporation is the grantor of the option and stock appreciation right) by such officers as the Board or the Committee shall authorize. Option Agreements generally shall be in such form and contain such additional provisions as the Board or the Committee, as the case may be, shall prescribe, but in no event shall they contain provisions inconsistent with the provisions of the Plan.

        B. Exercise of Options. Options are exercisable only to the extent they are vested. Stock appreciation rights shall be exercisable, if and to the extent the option with which it is coupled is exercisable. Options and stock appreciation rights shall vest at a cumulative rate of 33 1/3% of the option shares on each annual anniversary of the date the option is granted. The Board or the Committee may elect at any time to advance the date(s) on which options shall vest.

        Employees may exercise at any time or from time to time all or any portion of a vested option and stock appreciation right; provided, however, that no incentive stock option and stock




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appreciation right coupled therewith may be exercised while there is outstanding any incentive stock option and stock appreciation right coupled therewith which was granted before the date of the incentive stock option and stock appreciation right coupled therewith to be exercised and which relates to Stock in the Corporation, in a corporation which at the time of granting the earlier incentive stock option and stock appreciation right coupled therewith was a parent or subsidiary of the Corporation, or in a predecessor corporation of any of such corporations. An incentive stock option and stock appreciation right coupled therewith is considered to be outstanding until such incentive stock option and stock appreciation right coupled therewith is exercised in full or expires by reason of lapse of time. Payment for shares acquired pursuant to the exercise of an option shall be in cash.

        C. Exercise price. The price at which options and stock appreciation rights coupled therewith granted pursuant to the Plan may be exercised shall be determined by the Committee or the Board, which price shall be at least equal to the fair market value of the underlying Stock at the date the options and stock appreciation rights are granted. In the case of incentive stock options granted to a person who owns, immediately after the grant of such incentive stock option, stock possessing more than 10% of the total combined voting power of all classes of Stock of the Corporation (as more fully set forth in Section 3 hereof), the purchase price of the Stock covered by such incentive stock




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option shall not be less than 110% of the fair market value of such Stock on the date of grant.

         For purposes of the Plan the term "fair market value" shall be defined as the highest closing price of the Common Stock or Class A Common Stock, as the case may be, on the National Association of Securities Dealers Automatic Quotation System ("NASDAQ") in the national market or on an established stock exchange, as applicable, on the date of grant of the option or if there is no trade on such date, the highest closing price on the most recent date upon which such stock was traded. In the event that the Common Stock or the Class A Common Stock, as the case may be, is not traded over NASDAQ or listed on an established stock exchange, the term fair market value shall be defined as the closing bid price of the Stock published in the National Daily Stock Quotation Summary on the date of grant of the option, or if there are no quotations published on such date, on the most recent date upon which such Stock was quoted. In default of all of the foregoing, the fair market value of the Stock shall be determined by the Board of Directors, taking into account all relevant facts and circumstances.

         The Corporation will pay any original issue taxes with respect to shares issued under the Plan and all other fees and expenses incurred by the Corporation in connection with the administration of the Plan.





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D.      Termination of Options.   Subject to earlier termination as provided in
the following sentence, all options and stock appreciation rights coupled therewith shall expire, and all rights granted under Option Agreements shall become null and void, ten years after such options are granted. Upon termination of an employee's employment with the Corporation or a Subsidiary (excluding intercompany transfers) for any reason whatsoever, including death, disability or retirement, all options and stock appreciation rights coupled therewith held by such employee which are not exercisable on the date of such termination shall expire. All vested and unexercised options and stock appreciation rights coupled therewith shall expire and all rights granted under Option Agreements shall become null and void thirty days after the date of termination of employment (in the case of termination for any reason other than death or disability within the meaning of Section 37(e)(3) of the Code ("Disability")), or six months after the date of termination (in the case of death or Disability); provided, however, that in the case of death, if there is outstanding one or more vested incentive stock options and stock appreciation rights coupled therewith granted on a date earlier than another outstanding vested incentive stock option and stock appreciation right coupled therewith, then the period during which shares subject to a vested incentive stock option and stock appreciation right coupled therewith may be purchased shall be automatically extended by two business days beyond the expiration





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date (as extended) of the next earlier granted and outstanding incentive stock option and stock appreciation right coupled therewith. In no event will any granted and outstanding incentive stock option and stock appreciation right coupled therewith expire more than one year after the date of the employee's termination of employment. For example, if an employee has several vested and outstanding incentive stock options and stock appreciation rights coupled therewith, the first would expire six months from the date of the employee's termination (i.e., date of death); the second would expire six months and two business days from the date of the employee's termination, and the third would expire six months and four business days from the date of the employee's termination; and so on for up to one year after the date of the termination of the employee's employment. One year after the date of the termination of the the employee's employment, any addition granted and outstanding incentive stock options and stock appreciation rights coupled therewith expire and all rights granted under incentive stock Option Agreements shall become null and void.

         E.      Non-Transferability of Options.   Options and stock
appreciation rights granted pursuant to the Plan are not transferable by the employee otherwise than by will or the laws of descent and distribution, and each option and stock appreciation right shall be exercisable during the employee's lifetime only by him. Except as permitted by the preceding sentence, no option





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and stock appreciation right nor any right granted under an Option Agreement shall be transferred, assigned, pledged, hypothecated or disposed of in any other way (whether by operation of law or otherwise), or be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such options, such stock appreciation rights, or other such rights contrary to the provisions hereof, or to subject such options, such stock appreciation rights, or such other rights to execution, attachment or similar process, such options, such stock appreciation rights and such other rights shall immediately terminate and become null and void.

         F. Adjustment Provisions. In the event of changes in the Stock by reason of any stock split, combination of shares, stock dividend, reclassification, merger, consolidation, reorganization, recapitalization or similar adjustment, or by reason of the dissolution or liquidation of the Corporation, appropriate adjustments may be made in (i) the aggregate number and class of shares available under the Plan, and (ii) the number, class and exercise price of shares or stock appreciation rights remaining subject to all outstanding options or stock appreciation rights. Whether any adjustment or modification is to be made as a result of the occurrence of any of the events specified in this section, and the extent thereof, shall be determined by the Board, whose determination shall be binding and conclusive. Existence of the





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Plan or of Option Agreements pursuant to the Plan shall in no way impair the right of the Corporation or its stockholders to make or effect any adjustments, recapitalization, reorganizations or other changes in the Corporation's capital structure or its business, or any merger, consolidation, dissolution or liquidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock of the Corporation, or any grant of options on its Stock not pursuant to the Plan.

7.       Stock Appreciation Rights

         Each option granted under this Plan shall be coupled with a stock appreciation right. The terms of the stock appreciation right shall be as follows:

         A. Terms of Stock Appreciation Right. The stock appreciation right shall be exercisable during the period and to the extent, and only during the period and to the extent, the option with which it is coupled is exercisable. The stock appreciation right shall expire and all rights thereunder shall terminate upon the exercise of the option with which it is coupled. Similarly, the exercise of a stock appreciation right with respect to any portion of an unexercised option shall cause a pro rata reduction in the number of shares subject to the option with which the stock appreciation right is coupled. A stock appreciation right coupled with an incentive stock option shall be exercisable only





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when the fair market value of one share of the Common Stock or Class A Common
Stock subject to the Option exceeds the per share exercise price of the Common Stock or Class A Common Stock covered by the Option.

         B.      Settlement of Stock Appreciation Right.    The stock
appreciation right shall entitle the employee to surrender to the Corporation, upon its exercise, the option or any portion of the option with which the stock appreciation right was coupled and to receive from the Corporation in settlement thereof one of the following: (i) the number of shares having an aggregate fair market value equal in amount to an amount determined by multiplying the excess of the fair market value of one share over the exercise price per share (as fixed pursuant to paragraph C of Section 6 hereof) by the number of shares subject to the option or the portion thereof which is to be so surrendered; or (ii) cash in an amount equal to the aggregate fair market value of the shares it would have been otherwise obligated to deliver under (i); or
(iii) any combination of (i) or (ii). The choice of method of settlement shall be within the complete discretion of the Board or Committee.

8.       Rights as a Shareholder

         Employees shall not have any of the rights and privileges of shareholders of the Corporation in respect of any of the shares subject to any option and stock appreciation right granted





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pursuant to the Plan unless and until such shares shall have been registered in his name and a certificate representing such shares shall have been issued and delivered.

9.       Receipt of Prospectus

         Prior to the execution of an Option Agreement, each employee who is a U.S. citizen or resident receiving options or stock appreciation rights pursuant to the Plan shall be given a Prospectus, as filed by the Corporation under the Securities Act of 1933, including any exhibits thereto, describing the Plan. Each Option Agreement shall contain an acknowledgment by the employee that the requirements of this Section have been met.

10.      Successors

         The provisions of the Plan shall be binding upon, and inure to the benefit of, all successors and assigns of the Corporation, and all successors and assigns of any employee, including, without limitation, his estate and the executors, administrators or trustees thereof, his heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

11.      Termination and Amendment of the Plan

         Unless sooner terminated as hereinafter provided, the Plan shall remain in effect until January 1, 1996. The Board shall





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have complete power and authority at any time to terminate the Plan or to make such modification or amendment thereof as it deems advisable and may from time to time suspend, discontinue or abandon the Plan, provided that no such action by the Board shall adversely affect any right or obligation with respect to any grant theretofore made, and, further provided that without approval by vote of the shareholders, the Board shall not adopt any amendment that would (i) materially increase the benefits accruing to participants under the Plan, (ii) increase the number of shares which may be issued under the Plan (except as provided in paragraph F of Section 6 hereof), or (iii) materially modify the requirements as to eligibility for participation in the Plan.

12.      Merger of the Corporation

         Unless options and stock appreciation rights issued pursuant to the Plan are assumed in a transaction to which Section 425(a) of the Code applies, if the Corporation shall (i) merge or consolidate with another corporation under circumstances where the Corporation is not the surviving corporation,
(ii) sell all, or substantially all, of its assets, or (iii) liquidate or dissolve, then options and stock appreciation rights coupled therewith shall terminate on the date and immediately prior to the time such merger, consolidation, sale, liquidation or dissolution becomes effective or is consummated, provided that an employee shall have the right, immediately prior to the effectiveness or





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consummation of such merger, consolidation, sale, liquidation or dissolution, to exercise any or all of the vested portion of an option and stock appreciation right coupled therewith, unless such option and stock appreciation right coupled therewith have otherwise expired or been terminated pursuant to their terms or the terms of this Plan. In the event of such merger, consolidation, sale, liquidation or dissolution, any portion of an outstanding option and stock appreciation right coupled therewith which would have vested within one year of the date on which such merger, consolidation, sale, liquidation or dissolution becomes effective or is consummated shall vest immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution and shall be part of the vested portion of the option and stock appreciation right coupled therewith which the employee may exercise.

13.      Approval of Plan; Effective Date

         The Plan was adopted by the Board of Directors on April 24, 1986, effective as of that date.





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